Exhibit 10.1

June 18, 2024

Ilan Levin
Chief Executive Officer
Moringa Acquisition Corp
250 Park Avenue, 7th Floor
New York, NY 10017

Dear Mr. Levin,

Subject: Request for Waiver of Financing Condition and Proposal for Post-Closing Arrangements

Reference is made to that certain Amended and Restated Business Combination Agreement (the “Agreement”) dated April 3, 2024, by and among Biomotion Sciences, August M.S. Ltd., Moringa Acquisition Merger Sub Corp, Moringa Acquisition Corp (the “SPAC”), and Silexion Therapeutics Ltd. (the “Company”). Capitalized terms appearing herein and not otherwise defined shall have the respective meanings assigned thereto in the Agreement.

Pursuant to Section 7.03(i)(ii) of the Agreement, the obligation of the Company to secure equity financing from investors in an aggregate amount of at least $3,500,000 is a condition precedent to the obligations of SPAC and each other SPAC Party to consummate and effect the Mergers and the other Transactions, and, to date, the Company has been unable to secure such financing and hereby requests a waiver of such condition under the terms below.

In consideration of the waiver by the SPAC and each other SPAC Party of the condition precedent under Section 7.03(i)(ii) of the Agreement, which waiver is hereby granted by the SPAC on behalf of itself and the other SPAC Parties, the Company hereby agrees to the following:

1.	That the condition precedent set forth in Section 7.02(e) of the Agreement to the Company’s obligation to consummate and effect the Acquisition Merger and the other Transactions (i.e., the SPAC Sponsor providing the SPAC Sponsor Investment of at least $350,000) shall ipso facto no longer apply, and the surrender of shares by the SPAC Sponsor as contemplated by Section 6.24(b) shall not apply and the number of shares issued pursuant to Section 6.24(b) to the SPAC Sponsor shall be 1,382,325 TopCo shares, without being subject to any surrender, as contemplated by Section 6.24(b)(i) and (ii), regardless of investment made by Sponsor, whether initially or upon the Closing;

2.	That the Promissory Note Cap, as referenced in Section 6.25(i) of the Agreement, be increased such that the cap shall be $5,500,000, minus any amounts paid or owed by SPAC under the Marketing Agreement as described in Section 6.25(ii); and

3.	That Ilan Levin shall be entitled, commencing upon Closing, to a monthly fee of $10,000 for a period of 36 months.

We appreciate your understanding and cooperation in this matter and look forward to your favorable response. Please let us know if you require any further information or if there are any additional terms you would like to discuss. If you agree to the terms of this waiver letter, please indicate by counter-signing in acceptance below.

Thank you for your attention to this request.

Sincerely,

/s/ Ilan Hadar

Ilan Hadar
Chief Executive Officer
Silexion Therapeutics Ltd.
2 Ha’mayan St.
Modiin, Israel
Email: ihadar@silexion.com
Telephone No.: +972-8-628-6005

cc:
Herzog, Fox & Ne’eman
Herzog Tower
6 Yitzhak Sadeh St.
Tel-Aviv, Israel 6777506
Attention: Ory Nacht, Adv.
Email: nachto@herzoglaw.co.il

Accepted and agreed:

Moringa Acquisition Corp

By:	/s/ Ilan Levin
	Name:	Ilan Levin
	Title:	Chairman and Chief Executive Officer